As filed with the Securities and Exchange Commission on December 14, 2005.

                                                     Registration No. 33-
===============================================================================

        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                           ----------
                            FORM S-3
                     Registration Statement
                              Under
                   The Securities Act of 1933
                           ----------
                 DELTA NATURAL GAS COMPANY, INC.
     (Exact name of registrant as specified in its charter)
          Kentucky                                     61-0458329
 (State or other jurisdiction                 (IRS Employer Identification No.)
 of incorporation or organization)
                 3617 Lexington Road, Winchester, Kentucky 40391
                                 (859) 744-6171
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                   ----------
                                GLENN R. JENNINGS
          Chairman of the Board, President and Chief Executive Officer
                         Delta Natural Gas Company, Inc.
                 3617 Lexington Road, Winchester, Kentucky 40391
                                 (859) 744-6171
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   ----------
                                    Copy to:
                         RUTHEFORD B CAMPBELL, JR., Esq.
                            Stoll, Keenon & Park, LLP
                               201 E. Main Street
                               Lexington, KY 40507
                                 (859) 231-3000
                                   ----------

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |X|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |-|

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(c) under the Securities Act, check the following box. |-|

     If this Form is a Post effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. |_|


                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                            Proposed     Proposed
                                            maximum      maximum
                                   Amount   offering     aggregate    Amount of
                                   to be    price per    offering   registration
                                registered   unit *       price *        fee
Title of each class of
securities to be registered
--------------------------------------------------------------------------------

Common stock, $1 par value   200,000 shares   $25.76    $5,152,000     $552
-------------------------------------------------------------------------------

(*) Estimated solely for purposes of determining the registration fee and based, in accordance with Rule 457(c) under the Securities Act. The price per share of Common stock shown is based on the average of the high and low prices per share of Common Share reported on the NASDAQ National Market System on December 8, 2005.

                                 ---------------

                                   PROSPECTUS

                         DELTA NATURAL GAS COMPANY, INC.

             [LOGO OF DELTA NATURAL GAS COMPANY, INC. APPEARS HERE]

                            DIVIDEND REINVESTMENT AND
                               STOCK PURCHASE PLAN
                         200,000 shares of common stock
                                 ($1 par value)
                                 ---------------

     We are offering shares of our common stock to our shareholders under our Dividend Reinvestment and Stock Purchase Plan.

     Under our Plan, participants may:

     o    automatically reinvest their cash dividends in our common stock;

     o purchase up to $50,000 in additional shares of our common stock in any year (the additional purchases are referred to in this prospectus as "Optional Investments");

     o    deposit share certificates for safekeeping.

     Automatic reinvestment of dividends and additional purchases are made at then current market prices and without any commissions or fees, except a transaction fee in the maximum amount of $5.00 is charged on each Optional Investment.

     Our common stock shares are traded on the Nasdaq National Market System under the symbol DGAS. On December 8, 2005, the last sale price of the shares as reported on the Nasdaq National Market System was $25.90 per share.

     Our executive offices are located at 3617 Lexington Road, Winchester, Kentucky 40391. Our telephone number is (859) 744-6171. Our fax number is
(859)744-6552, and our website is www.deltagas.com

     Investing in Delta's common stock involves risks. See "Risk Factors", p. 6.

                                ---------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                                 ---------------

                The date of this Prospectus is December 14, 2005.

     We have not authorized any person to give you any information or to make any representations not contained in this prospectus. If anyone gives you different information or makes inconsistent representations, you should not rely on them.

     You should assume that the information appearing in this prospectus, as well as information contained in any document incorporated by reference, is accurate as of the date of such document only.

TABLE OF CONTENTS

Prospectus Summary. . . . . . . . . . . . . . . . . . .         5
Risk Factors. . . . . . . . . . . . . . . . . . . . . .         6
Where to Find More
  Information About Us. . . . . . . . . . . . . . . . .         9
Incorporation of Certain
  Documents by Reference. . . . . . . . . . . . . . . .        10
Forward-Looking Statements. . . . . . . . . . . . . . .        10
The Company . . . . . . . . . . . . . . . . . . . . . .        11
Plan of Distribution. . . . . . . . . . . . . . . . . .        12
Use of Proceeds . . . . . . . . . . . . . . . . . . . .        12
Description of the Plan . . . . . . . . . . . . . . . .        12
Description of Common Stock . . . . . . . . . . . . . .        23
Experts . . . . . . . . . . . . . . . . . . . . . . . .        25
Legal Opinion . . . . . . . . . . . . . . . . . . . . .        26
Indemnification of Officers
  and Directors . . . . . . . . . . . . . . . . . . . .        27

     This prospectus does not constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

                               PROSPECTUS SUMMARY

     You should read the following summary in conjunction with the more detailed
information   contained   elsewhere  in  this   prospectus   and  the  documents
incorporated by reference in this prospectus.

The Plan

     Our Dividend Reinvestment and Stock Purchase Plan provides a convenient and economical way for our shareholders to purchase additional shares of our common stock. Participants in our plan may automatically reinvest all or a part of their dividends and may also make additional purchases, Optional Investments, of up to $50,000 in any calendar year. Participants pay no commissions or brokerages fees in connection with their purchases under the Plan, except participants are charged a $5.00 transaction fee for each Optional Investment that they make.

     o If you currently participate in the plan, you will remain enrolled in the Plan unless you contact the Plan Administrator to close your account. Computershare Trust Company, Inc. will act as the Plan Administrator. We may refer to Computershare Trust Company as the "Plan Administrator" in this prospectus.

     o If you are a shareholder of record but not a current participant in the Plan, you may obtain an enrollment form from us or by calling Computershare Trust Company at 1-888-294-8217. You also may enroll on line or download the enrollment form from the Internet at www.computershare.com

     o If you are not a shareholder of record because you are a beneficial owner who owns all of your shares in the record name of a broker or nominee, you must take steps to become a record owner of the shares in order to participate in the Plan.

     o If you participate in the plan and wish to terminate your participation, you may do so by written notice to Computershare Trust Company. Upon termination, you will receive a certificate for your shares held in the plan (plus cash for any fractional share). Alternatively, if you request, Computershare Trust Company will sell your plan shares for you, and in that case will charge a commission for that service.


The Offering

     This prospectus relates to 200,000 shares of our common stock offered for purchase under the Plan. All shares purchased by participants under the Plan are purchased from us at then current market prices.


                                  RISK FACTORS

     Purchasing our common stock involves risks. The following are material risks.

     You should carefully consider each of the following factors and all of the information in this prospectus before purchasing any of our common stock.

     Weather conditions may cause our revenues to vary from year to year. Our revenues vary from year to year, depending on weather conditions. We estimate that approximately 75% of our annual gas sales are temperature sensitive. As a result, mild winter temperatures can cause a decrease in the amount of gas we sell in any year.

     Changes in federal regulations could reduce the availability or increase the cost of our interstate gas supply. We purchase a substantial portion of our gas supply from interstate sources. The Federal Energy Regulatory Commission regulates the transmission of the natural gas we receive from interstate sources, and it could increase our transportation costs or decrease our available pipeline capacity by changing its regulatory policies.

     Our gas supply depends upon the availability of adequate pipeline transportation capacity. We purchase a substantial portion of our gas supply from interstate sources. Interstate pipeline companies transport the gas to our system. A decrease in interstate pipeline capacity available to us or an increase in competition for interstate pipeline transportation service could adversely affect our normal interstate supply of gas.

     Our customers are able to purchase natural gas without using our distribution system. Our larger customers can obtain their natural gas supply by purchasing their natural gas directly from interstate suppliers, local producers or marketers and arranging for alternate transportation of the gas to their plants or facilities. Customers may undertake such a by-pass of our distribution system in order to achieve lower prices for their gas service. Our larger customers who are in close proximity to alternative supplies would be most likely to consider taking this action. This potential to by-pass our distribution system creates a risk of the loss of large customers and thus could result in lower revenues and profits.

     We face regulatory uncertainty at the state level. We are regulated by the Kentucky Public Service Commission. The majority of our revenues are generated by our regulated segment. We face the risk that the Kentucky Public Service Commission may fail to grant us adequate and timely rate increases or may take other actions that would cause a reduction in our income from operations, such as limiting our ability to pass on to our customers our increased costs of natural gas. Such regulatory actions would decrease our revenues and our profitability.

     Volatility in the price of natural gas could reduce our profits. Significant increases in the price of natural gas would cause our retail customers to conserve or switch to alternate sources of energy. Any decrease in the volume of gas we sell that is caused by such actions would reduce our profits. Higher prices could also make it more difficult to add new customers. Natural gas prices have risen significantly in recent months.

     We do not generate sufficient cash flows to meet all our cash needs. Historically, we have made large capital expenditures in order to finance the maintenance, expansion and upgrading of our system, including acquisitions of other systems. As a result, we have funded a portion of our cash needs through borrowing and by offering new securities into the market. Although our cash needs vary from year to year, we consider these years indicative of our future needs for external cash. Our dependency on external sources of financing creates the risks that our profits could decrease as a result of high capital costs and that lenders could impose onerous and unfavorable terms on us as a condition to granting us loans. We also risk the possibility that we may not be able to secure external sources of cash necessary to fund our operations.

     Cross-default   provisions  in  our  borrowing  arrangements  increase  the consequences of a default on our part. Each indenture under which our outstanding debentures were issued, as well as the loan agreement for our bank line of credit, contains a cross-default provision which provides that we will be in default under the indenture or loan agreement in the event of certain defaults under any of the other indentures or our loan agreement. Accordingly, should an event of default occur under one of our debt agreements, we face the prospect of being in default under all of our debt agreements and obliged in such instance to satisfy all of our outstanding indebtedness.

     Our ability to pay dividends on our common stock is limited. We cannot assure you that we will continue to pay dividends at our current annual dividend rate or at all. In particular, our ability to pay dividends in the future will depend upon, among other things, our future earnings, cash requirements, covenants under the loan agreement for our bank line of credit and covenants under the indentures for our outstanding debentures.

     Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our earnings and financial condition. Terrorist attacks, such as the attacks that occurred in New York, Pennsylvania and Washington, D.C. on September 11, 2001, and future war or risk of war may adversely impact our results of operations, our ability to raise capital and our future growth. The impact that possible terrorist attacks may have on our industry in general, and on us in particular, is not known at this time but could likely lead to increased volatility in gas rates. Uncertainty surrounding the current military action in Iraq, future military strikes or sustained military campaigns may impact our operations in unpredictable ways, including disruptions of fuel or gas supplies and markets, and the possibility that infrastructure facilities, including pipelines, processing plants and storage facilities, could be direct targets or indirect casualties of an act of terror. Terrorist activity may also hinder our ability to transport gas if transportation facilities or pipelines become damaged as a result of an attack. In addition, war or risk of war may have an adverse effect on the economy in our service territory. A lower level of economic activity could result in a decline in energy consumption which could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war also could affect our ability to raise capital.

     Hurricanes or other extreme weather could interrupt our gas supply and increase natural gas prices. Hurricanes or other extreme weather could damage production or transportation facilities, which could result in decreased supplies of natural gas and increased supply costs for us and higher prices for our customers.

     There is a limited trading market for our common stock and you may not be able to resell your shares at or above the price you pay for them. The price of our common stock that you purchase in this offering may decrease significantly. Our common stock is quoted on the Nasdaq National Market System under the symbol "DGAS". A public trading market having the desired characteristics of liquidity and order depends on the presence in the market of willing buyers and sellers at any given time. None of our current market makers in our common stock on the Nasdaq National Market System is obligated to remain a market maker. The presence of willing buyers and sellers depends on the individual decisions of investors and general economic conditions, all of which are beyond our control.

     Future sales of shares of our common stock in the market, or the perception that such sales may occur, may depress our common stock price. If our existing shareholders sell our common stock in the market or if there is a perception that these sales may occur, the market price of our common stock could decline. In addition, our board of directors has the authority to issue additional shares of our authorized but unissued common stock without the vote of our shareholders. Additional issuances of our common stock would dilute the ownership percentage of existing shareholders and may dilute the earnings per share of our common stock.

     Provisions of our articles of incorporation and Kentucky law could deter takeover attempts that some shareholders may consider desirable. Provisions contained in our articles of incorporation and Kentucky law may hinder an acquisition of our company. For example, our articles of incorporation and Kentucky law require that certain acquisitions be approved by holders of 80% or more of our outstanding shares of common stock. In addition, our articles of incorporation establish a board with staggered, three-year terms for our directors. The existence of these provisions may deprive you of any opportunity to sell your shares at a premium over the prevailing market price for our common stock. The potential inability of our shareholders to obtain a control premium could reduce the market price of our common stock.

     The future market price of our common stock could be volatile. The trading price of our common stock could be subject to wide fluctuations in response to variations in operating results caused by weather, changes in gas prices, operating costs, uninsured losses, financial results that are different from comparable companies, securities fluctuations in the market prices for shares of comparable companies or broad market fluctuations that may reduce the market price of our common stock.

                     WHERE TO FIND MORE INFORMATION ABOUT US


     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that Website is www.sec.gov

     We have filed with the SEC a registration statement on Form S-3 that registers the shares of common stock we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the shares of common stock being offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus information that we file separately with the SEC. This enables us to disclose important information to you by referring you to another document that we filed with the SEC. Information that we incorporate by reference in this manner is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.

     We incorporate by reference the following documents, which we previously filed with the SEC and which contain important information about us and our financial condition:

     (i) Our Annual Report on Form 10-K for the year ended June 30, 2005; and

     (ii) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

(iii)    Our Current Report on Form 8-K filed with the SEC on November 18, 2005.

     We also incorporate by reference all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.

     Upon your written or oral request, we will provide you a copy of any of the filings that are incorporated by reference into this prospectus. This information will be provided to you without charge. Your request should be directed to: Emily P. Bennett, Director - Corporate Services, Delta Natural Gas Company, Inc., 3617 Lexington Road, Winchester, Kentucky 40391, telephone number
(859) 744-6171, fax number (859) 744-6552, e-mail ebennett@deltagas.com


                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements that relate to future events or our future performance. We have attempted to identify these statements by using words such as "estimates", "attempts", "expects", "monitors", "plans", "anticipates", "intends", "continues", "believes", "seeks", "strives", "will depend" and similar expressions.

     These   forward-looking   statements  include,  but  are  not  limited  to,
statements about:

      -   our operational plans and strategies,
      -   the cost and availability of our natural gas supplies,
      -   our capital expenditures,
      -   sources and availability of funding for our operations and expansion,
      - our anticipated growth and growth opportunities through system expansion and acquisition,
      -   competitive conditions that we face,
      -   our production, storage, gathering and transportation activities,
      -   regulatory and legislative matters, and
      -   dividends.

     Factors that could cause future results to differ materially from those expressed in or implied by the forward-looking statements or historical results include the impact or outcome of:

     - the ongoing restructuring of the natural gas industry and the outcome of the regulatory proceedings related to that restructuring,

     -    the changing regulatory environment, generally,

     - a change in the rights under present regulatory rules to recover for costs of gas supply, other expenses and investments in capital assets,

     -    changes in our capital expenditure requirements,

     -    uncertainty in our capital expenditure requirements,

     - changes in economic conditions, demographic patterns and weather conditions in our retail service areas,

     - changes affecting our cost of providing gas service, including changes in gas supply costs, cost and availability of interstate pipeline capacity, interest rates, the availability of external sources of financing for our operations, tax laws, environmental laws, and the general rate of inflation,

     - changes affecting the cost of competing energy alternatives and competing gas distributors,

     - changes in accounting principles and tax laws or the application of such principles to us, and

     -    other matters described in our other filings with the SEC


                                   THE COMPANY

     We sell natural gas to approximately 40,000 retail customers on our distribution system in central and southeastern Kentucky. Additionally, we transport natural gas to our industrial customers, who purchase their gas in the open market. We also transport natural gas on behalf of local producers and customers not on our distribution system, and we produce a relatively small amount of natural gas from our southeastern Kentucky wells.

     We operate through two segments, a regulated segment and an unregulated segment. Through our regulated segment, we sell natural gas to our retail customers in 23 predominantly rural communities. In addition, our regulated segment transports gas to industrial customers on our system who purchase gas in the open market. Our regulated segment also transports gas on behalf of local producers and other customers not on our distribution system.

     We operate our unregulated segment through three wholly-owned subsidiaries. Two of these subsidiaries, Delta Resources, Inc. and Delgasco, Inc., purchase natural gas on the national market and from Kentucky producers. We resell this gas to industrial customers on our distribution system and to others not on our system. Our third subsidiary that is part of the unregulated segment, Enpro, Inc., produces a relatively small amount of natural gas that is sold on the unregulated market.

     Our executive offices are located at 3617 Lexington Road, Winchester, Kentucky 40391. Our telephone number is (859) 744-6171.



                              PLAN OF DISTRIBUTION

     The shares are being offered pursuant to our Dividend Reinvestment and Stock Purchase Plan, which is described in this prospectus. The Plan
Administrator will purchase the shares being offered directly from us. We generally pay all fees and expenses incurred in connection with the Plan, including annual administrative fees. A participant, however, is responsible for a transaction fee in the maximum amount of $5.00 in connection with each Optional Investment and for commissions and fees relating to the sale of all or a portion of the shares in his or her Plan account.


                                 USE OF PROCEEDS

     We do not know the number of shares that actually will be sold under the Plan or the prices at which such shares will be sold. We will use the proceeds from shares sold under the Plan for capital expenditures and for other general corporate purposes. We are unable to estimate the amount of proceeds which will be devoted to any specific purpose.


                             DESCRIPTION OF THE PLAN

     The Plan was adopted by our Board of Directors on November 17, 2005, as an amendment to our former Plan. The amended and restated Plan will be effective on February 15, 2006. An order of the Kentucky Public Service Commission authorizing the issuance by Delta of Common Stock pursuant to the Plan was entered on October 14, 2005.

     The Plan is described in the following 30 numbered questions and answers.

Purpose

1.   What is the purpose of the Plan?

     The purpose of the Plan is to provide our shareholders with a simple, convenient and economical means of purchasing shares of our common stock and reinvesting cash dividends in additional shares of common stock.

Advantages

2.   What are the advantages of participation in the Plan?

     Part or all of the cash dividends we pay on our common stock can be automatically reinvested in additional shares of our common stock, and participants pay no brokerage commissions or service charges in connection with their dividend reinvestment.

     Participants may make Optional Investments of cash of up to $50,000 per calendar year. Participants pay a transaction fee in the maximum amount of $5.00 for each Optional Investment made. See Question 8.

     Funds will be fully invested, because the Plan permits fractions of shares to be credited to participants' accounts.

     Regular statements of account will provide participants a record of each transaction to simplify their recordkeeping.


Administration

3.   Who   administers   the  Plan,  and  what  are  the  Plan   Administrator's
     responsibilities?

     The Plan is administered by the Dividend Reinvestment Plan Committee, which is appointed by our Board of Directors. The Committee determines the rights of participants in accordance with the Plan. It may adopt such rules and regulations as it deems appropriate to promote the objectives of the Plan.

     The designated Plan Administrator under the Plan is Computershare Trust Company, Inc. As Plan Administrator, Computershare is responsible for investing participants' funds and keeping continuous records of participants' accounts. At least quarterly, the Plan Administrator will send participants statements of accounts that show the shares credited to the participants' accounts. The Plan Administrator also will perform other duties for Plan participants as needed.

     The Plan Administrator, Computershare, will also act as custodian of shares purchased under the Plan and will hold certificates representing such shares. This will relieve participants of the responsibility for the safekeeping of multiple certificates for shares purchased and protect against loss, theft or destruction of stock certificates.

     Certificates for any number of whole shares credited to each account under the Plan will, however, be issued to participants upon written request to the Plan Administrator. Any remaining whole and fractional shares will continue to be credited to each participant's account. Certificates for fractional shares will not be issued.

     When, pursuant to the written request of a participant, certificates representing shares held by the Plan are issued to the participant, the participant will become the record owner of such shares, but the subsequent dividends paid on such issued shares will continue to be subject to the dividend reinvestment option chosen by the participant.

4.   How are administrative costs of the Plan to be paid?

     All costs of administration of the Plan are paid by us, except for transaction fees charged by the Plan Administrator in connection with Optional Investments (see Question 8) and brokerage and transaction fees charged in connection with the sale of Plan shares by the Plan Administrator on behalf of participants (see Question 15).

Participation

5.   Who is eligible to participate in the Plan?

     All our shareholders may participate in the Plan.

6.   How do I become a participant?

     Any of our shareholders may join the Plan by enrolling online at Computershare's web site www.computershare.com or by completing an authorization form and returning it to Computershare, P. O. Box 3309, Chicago, IL 60690. Authorization forms will be furnished to shareholders at any time upon request to the Plan Administrator or to us. If, however, a shareholder's shares are held in a registered name other than the shareholder's, such as in the name of a broker, bank nominee or trustee, the participation in the Plan requires that the shareholder take steps to become a record owner of the shares.

7.   When may I join the Plan?

     Any shareholder may join the Plan at any time, subject to the following. If the Plan Administrator receives the authorization form from any shareholder on or before the record date for payment of a cash dividend, that dividend will be used by the Plan Administrator to buy shares of common stock for that shareholder's account under the Plan to the extent requested by the shareholder. If the authorization form is received by the Plan Administrator after any record date, such participation in the Plan will begin with the cash dividend payment following the next record date. Our dividend record dates normally have been approximately the last day of February, May, August and November.

Purchases

8.   What investments are available under the Plan?

     - Dividend Reinvestments. Participants may elect to reinvest their cash dividends in additional shares of our common stock under either of the following options.

          i. Full Dividend reinvestment. Participants may specify that all of their cash dividends be reinvested in our common stock.

          ii. Percentage Dividend Reinvestment. Participants may specify that a percentage of their cash dividends be reinvested in our common stock and that the balance of the dividends be paid to them in cash.

     The terms of the Plan and the investment option selected will be effective for all shares of our common stock then or subsequently registered in the participant's name.

     All cash dividends on shares (including fractional shares) credited to a participant's account under the Plan will automatically be reinvested in additional shares of common stock pursuant to the investment option selected in the participant's enrollment form.

     - Optional Investments. Under the Plan, a participant may to invest in our common shares in addition to his or her dividend reinvestments. Such Optional Investments may be made by check made payable to Computershare that includes a $5.00 transaction fee. Alternatively, a participant may authorize automatic deductions by Computershare from the participant's bank account, in which case the transaction fee is $1.50 for each Optional Investment. Each Optional Investment must be at least $25.00. A participant's total Optional Investments in any calendar year may not exceed $50,000. Each contribution by check must be accompanied by a completed authorization form that instructs the Plan Administrator to invest in the participant's account.

     If, prior to the time the Plan Administrator invests a participant's Optional Investment in our common stock, a participant's check for such Optional Investment is returned unpaid or the automatic deduction is for any reason not properly effected, participant's instructions to make the Optional Investment will disregarded. If, however, after the time the Plan Administrator invests a participant's Optional Investment in our common stock, a participant's check for such Optional Investment is returned unpaid or the automatic deduction is for any reason not properly effected, the Plan Administrator is authorized under the Plan to sell a sufficient number of shares from the participant's Plan account to cover the price paid by the Plan Administrator for the shares purchased on behalf of participant's Optional Investment, plus applicable fees associated with the liquidation of the shares. In addition to the normal transaction fees charged when the Plan Administrator sells participants' shares (see Question 15), the fees in such cases shall also include an additional $25 processing fee.


9.   When will funds be invested under the Plan?

     Cash  dividends  and  Optional   Investments   are  invested  by  the  Plan
Administrator, Computershare, on the respective "Pricing Dates" for such investments.

     The Pricing Date for reinvestment of cash dividends is the date we pay our cash dividends.

     Pricing Dates for Optional Investments occur monthly. In any month in which we pay dividends, the Pricing Date for Optional Investments for that month is the date we pay our dividends. In other months the Pricing Date for Optional Investments is the fifteenth day of the month. If, however, the Pricing Date for Optional Investments is not a business day or if there were no reported sales on such day, the Pricing Date is the day immediately prior to the day on which dividends were paid or the fifteenth day of the month, as the case may be, when there were reported sales of our common stock. Any Optional Investments received by the Plan Administrator less than five (5) days prior to the Pricing Date shall not be invested until the Pricing Date of the next month.

     NO INTEREST IS PAID ON OPTIONAL INVESTMENTS RECEIVED AND HELD BY THE AGENT PENDING INVESTMENT.

10.  What is the purchase price of the shares?

     The price of common stock purchased under this Plan will be the average of the high and low sale prices of our common stock as reported on the Nasdaq National Market System on the Pricing Date, except that shares will not be issued for less than their par value of one dollar ($1.00) per share.

11.  How many shares will be purchased for the participant?

     The number of shares purchased will depend on the amounts of Optional Investments and dividends available to the Plan Administrator, Computershare, for investment on behalf of the participant and will depend on the price of the shares as described in Question 10. Each participant's account is credited with the number of shares, including fractions computed to three decimal places, equal to the total amount invested by the participant divided by the purchase price.

12. Can a participant order the purchase of a specific number of shares when submitting an Optional Investment?

     No. All Optional Investments are used to purchase full and fractional shares on the Pricing Date. Because the Optional Investment must be received before the purchase price is known, the amount of cash necessary to purchase a specific number of shares cannot be determined.

Reinvestment of Dividends

13. Will cash dividends on shares purchased as Optional Investments or dividend reinvestments be sent to the participant?

     Shares purchased with Optional Investments or dividend reinvestments will be held in the participant's account under the Plan, unless the participant in writing requests the Plan Administrator to issue certificates for such shares of common stock. All cash dividends on such shares of common stock held in a participant's account under the Plan are reinvested automatically in additional shares of common stock pursuant to the reinvestment option selected by the participant on the authorization form.

Source of Shares Purchased

14.  What is the source of shares purchased under the Plan?

     Shares purchased under the Plan will come from our authorized but unissued shares of common stock.

Sales

15.  If   requested,   will  the   Plan   Administrator,   Computershare,   sell
     participants' shares held in the Plan?

     Yes. Participants may instruct Computershare to sell all or a portion of their shares held in the Plan. Instructions to sell may be sent via telephone through Computershare's automated Interactive Voice Response system 1-888-294-8217. Participants may also transmit their instructions to sell online to www.computershare.com or by mail using the transaction form included in quarterly statements. Written instructions should be sent to Computershare, P.O. Box 3309, Chicago, IL 60690. Sale instructions are processed within five business days after receipt, provided the relevant markets are open, sufficient market liquidity exists, and no deferral under applicable federal or state laws or regulation is required. All sale instructions are final and cannot be modified, stopped or cancelled after Computershare has received the request.

     Computershare sells Plan shares in the open market through a broker. The transaction price to participants for sales of shares is the weighed average price of all shares sold for each aggregate order placed by Computershare through its broker on behalf of participants less transaction fees. Each sale will entail a transaction fee of $10.00 per transaction plus $.07 per share sold. Fees are deducted from the proceeds derived from the sale.

Reports

16.  What reports will be sent to participants?

     All participants will receive a statement of their account as soon as practicable after each calendar quarter. These statements are the participants' continuing record of the cost of the participants' purchases and should be retained for income tax purposes. Participants will continue to receive the same communications as every other shareholder, including the annual report to shareholders and the notice of annual meeting and proxy statements.

Changing Participation

17. How can a participant terminate participation or change investment options in the Plan?

     A participant can terminate participation in the Plan at any time by written notice to the Plan Administrator:

         Computershare Trust Company, Inc.
         P. O. Box 3309
         Chicago, IL  60690

     The notice is effective on the date it is received by the Plan Administrator, provided the notice is received by Computershare at least 15 days prior to the next dividend record date. If notice to terminate is received by Computershare less than 15 days prior to the next dividend record date, that dividend is reinvested according to the terms of the Plan, and the termination notice takes effect immediately after the payment date of that dividend. All subsequent dividends are paid directly to the shareholder unless the shareholder re-enrolls in the Plan.

     A  participant   may  change   investment   options  by  completing  a  new
authorization form and returning it to Computershare.

18. When participants withdraw from the Plan, can the participants receive cash for all or any portion of the shares credited to their account?

     Upon withdrawal from the Plan, a participant may instruct the Plan Administrator, Computershare, to sell all of the participant's Plan shares. See Question 15 for a description of the terms of such sales.

     Otherwise, upon withdrawal from the Plan, a cash payment will be made to participants only for any fraction of a share credited to their account. Certificates for whole shares credited to the participant's account will be sent to the participant, and no cash payment will be made with respect to such whole shares.

19.  When may a shareholder rejoin the Plan?

     Generally, a shareholder may again become a participant at any time. However, the Plan Administrator reserves the right to reject any authorization form from a previous participant on grounds of excessive joining and termination. Such reservation is intended to minimize administrative expenses and to encourage use of the Plan as a long-term shareholder investment service.

Rights Offerings, Stock Dividends and Splits

20. What happens if we make a rights offering, issue a stock dividend or declare a stock split?

     In the event we make a rights offering of any of our securities to our shareholders, the Plan Administrator will promptly sell on the open market the rights attributable to all of the shares held in participants' Plan accounts. The Plan Administrator will then credit each participant's Plan account with their proportionate share of the proceeds of that sale, and those proceeds will be invested as Optional Investments on the next Pricing Date. We will notify participants of any such rights offering. Any participants who wish to exercise their rights must withdraw their shares held by the Plan prior to the record date for the rights distribution.

     Any stock dividends or splits on shares purchased under the Plan for which certificates have not been issued to the participant will be credited to the participant's Plan account. Stock dividends or splits distributed on all shares held by a participant and registered in the participant's name individually will be mailed directly to the participant.

Participants' Sales of Shares

21. What happens when participants sell or transfer all of the shares registered in their names other than shares credited to their accounts under the Plan?

     If participants dispose of all the shares registered in their names, exclusive of shares credited to their accounts under the Plan, the Plan Administrator will continue to reinvest the cash dividends on the shares held in their accounts under the Plan until otherwise notified by the participant. See Question 17, which describes how a participant may terminate his or her participation in the Plan.

22. May shares held in a participant's Plan account be transferred directly to the Plan accounts of others?

     Yes. A participant may transfer shares held in his or her Plan account directly to an existing or newly established Plan account of any other person. Prior to such transfer, the Plan Administrator will require appropriate documentation for such transfer and, if applicable, the establishment of the new Plan account for the transferee.

Taxes

23.  What are the Federal income tax consequences of participating in the Plan?

     The following is a summary of certain Federal income tax considerations regarding the Plan. This summary is based on current law, is for your general information only and is not tax advice. This discussion assumes that you hold our  common  stock  as a  capital  asset  (i.e.,  property  generally  held  for investment). This discussion does not purport to deal with all aspects of taxation that may be relevant to you in light of your personal investment circumstances, or if you are a type of investor who is subject to special treatment under the Federal income tax laws (including insurance companies, partnerships, tax-exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States). If you wish to participate in the Plan, you should consult your tax advisor regarding the specific tax consequences (including the Federal, state, local and foreign tax consequences) that may affect you if you participate in the Plan, and of potential changes in applicable tax laws.

     The reinvestment of dividends does not relieve you of any income tax which may be payable on such dividends. When your dividends are reinvested to acquire shares (including any fractional share) you will be treated as having received on the dividend payment date a taxable dividend in an amount equal to the fair market value of our common stock purchased for your account under the Plan with those dividends (the "Fair Market Value"). The Fair Market Value should equal the average of the high and low prices of our common stock on the NASDAQ Exchange on the dividend payment date.

     Your tax basis in your shares of common stock purchased with reinvested dividends pursuant to the Plan will generally equal the amount of distributions you are treated as receiving, as described above. Your holding period for those shares (including any fractional share) generally will begin on the day after the applicable dividend payment date.

     You will not realize any income when you receive certificates for whole shares credited to your account under the Plan, either upon withdrawal of those shares from your Plan account or upon termination of the Plan. You will, however, realize gain or loss upon the sale or exchange of shares held in the Plan and, in the case of a fractional share, when you receive a cash payment for a fraction of a share credited to your Plan account. You therefore will recognize capital gain or loss equal to any difference between the amount of cash you receive for the shares or fractional share and your tax basis therein. Such capital gain or loss will be long-term capital gain or loss if your holding period for your shares or fractional share exceeded one year at the time of the disposition.

     The Plan Administrator will report to you for tax purposes the dividends to be credited to your account. Such information will also be furnished to the Internal Revenue Service ("IRS") to the extent required by law.

24. What are the effects of the Federal income tax withholding provisions to domestic participants?

     We or the Plan Administrator may be required to withhold on all actual or deemed dividend payments to you if (i) you have failed to furnish your taxpayer identification number, which for an individual is his or her social security number, (ii) the IRS has notified us that you have failed to properly report interest or dividends or (iii) you have failed to certify, under penalties of perjury, that you are not subject to back-up withholding. If you are subject to back-up withholding tax on dividends under the Plan, the amount of tax to be withheld will be deducted from the amount of the cash dividend and only the reduced amount will be reinvested in Plan shares.

25. What are the effects of the Federal income tax withholding provisions to foreign participants?

     If you are a foreign participant whose income is subject to Federal income tax withholding, for purposes of calculating the amount to be withheld, we will treat you as having received the same amount of dividend income as if you were a domestic participant, as described in Question 23 above. The amount of tax to be withheld will be deducted from the amount of the cash dividend, and only the reduced amount will be reinvested in Plan shares.

     The Plan Administrator will indicate the amount of tax withheld on your statement of account. If you believe the tax has been withheld in error, you may file a claim for refund with the IRS.

26.  What are the effects of the new tax law on the Plan?

     The Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "Act"), enacted on May 28, 2003, reduces the maximum rate of tax imposed on most dividends received by individuals from the higher marginal income tax rates to 15% (5% for individuals in the lower tax brackets and 0% for these taxpayers in
2008) (the "Reduced Rate"). This provision applies to dividends received in taxable years beginning after December 31, 2002 and before January 1, 2009. In order to be eligible for the Reduced Rate, an individual shareholder must own our common stock for more than 60 days during the 120 day period beginning 60 days after the ex-dividend date. Furthermore, if an individual receives an "extraordinary dividend" within the meaning of Section 1059 of the Internal Revenue Code (i.e.., a dividend which equals or exceeds 10% of the individual's tax basis in our common stock) which is eligible for the Reduced Rate, any loss on a subsequent sale of the stock with respect to which such dividend is made is treated as a long-term capital loss to the extent of such dividend. For purposes of determining the amount of deductible investment interest, a dividend is treated as investment income only if the individual elects to treat the dividend as not eligible for the Reduced Rate. For sales and exchanges of capital assets on or after May 6, 2003 and before January 1, 2009, the Act also reduces the top individual tax rate on adjusted net capital gains from 20% (10% for individuals in the lower tax brackets) to 15% (5% for individuals in the lower tax brackets and 0% for these taxpayers in 2008.) You should consult your tax advisor regarding the specific tax consequences to you that may result from the Act.

Voting

27. How will a participant's shares held under the Plan be voted at meetings of shareholders?

     All shares owned by a participant may be voted by the participant in the same manner as shareholders not participating in the Plan.

Other Matters

28.   What is our (Delta's) responsibility under the Plan?

     In administering the Plan, we are not liable for any act done in good faith, or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death prior to the receipt of notice in writing of such death.

     Participants should recognize that we cannot assure them of a profit or protect them against a loss on shares purchased by them under the Plan.

29.  Who interprets and regulates the Plan?

     The Dividend Reinvestment Plan Committee, which is appointed by our Board of Directors, interprets and regulates the Plan.

30.  May the Plan be modified or discontinued?

     Our Dividend Reinvestment Plan Committee may adopt such rules and regulations as it deems appropriate to promote the objectives of the Plan. We have the unqualified right to amend, suspend or terminate the Plan at any time. We will provide notice of any suspension, amendment or termination of the Plan to all participants 30 days prior to effectiveness.

                           DESCRIPTION OF COMMON STOCK

Common Stock

     Our articles of incorporation authorize us to issue 6,000,000 shares, $1 par value, of our common stock.

     Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors. Indentures under which our debentures were issued include a covenant that prohibits our paying dividends on our common stock unless our "Consolidated Tangible Net Worth" exceeds $25,800,000.

     In the event of liquidation, owners of our common stock are entitled to share pro-rata in any distribution, after payment of all of our debts and obligations. There are no pre-emptive rights, conversion rights, redemption provisions or sinking fund provisions applicable to our common stock. The shares of common stock sold in this offering will be fully paid and nonassessable.

     The Registrar and Transfer Agent for our common stock is Computershare Trust Company, Inc., P. O. Box 3309, Chicago, IL 60690.

Voting

     Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. The affirmative vote of a plurality of the votes duly cast is required for the election of directors (that is, the nominees receiving the greatest number of votes will be elected). In the election of directors, shareholders are not permitted to cumulate votes.

     The approval of some extraordinary transactions with any person or entity holding 10% or more of our voting stock may require the affirmative vote of holders of at least 80% of the outstanding shares entitled to vote, as explained below.

Dividend Reinvestment and Stock Purchase Plan


     We have a Dividend Reinvestment and Stock Purchase Plan, which is described in this prospectus.


Preferred Stock

     Under our articles of incorporation, we are authorized to issue up to 312,500 shares of preferred stock. At the present time, no preferred shares are issued or outstanding. Our board of directors, without a shareholder vote, is empowered to issue these shares in series and to set the rights pertaining to these shares, including rights to dividends, redemption, liquidation, conversion and voting.


     To hinder a proposed transaction opposed by our board of directors, we could issue shares of our preferred stock that might create voting impediments to extraordinary corporate transactions or frustrate persons seeking to effect a merger or otherwise gain control of us.


Anti-Takeover Provisions

     In addition to our ability to issue preferred stock, our articles of incorporation contain provisions and the Kentucky Business Corporation Act contains statutes that have anti-takeover implications. These provisions and statutes are summarized below, but are subject to numerous detailed exceptions and qualifications. For a complete understanding of these provisions and statutes, you should read our articles of incorporation and the Kentucky Revised Statutes ss.ss. 271B.12-200 - 12-230. These provisions and statutes could also have the effect of creating impediments to extraordinary corporate transactions and frustrating persons seeking to effect a merger or otherwise gain control of us in a transaction opposed by our board of directors.

     Our articles of incorporation establish a classified board of directors. Under this provision, one-third of our directors are elected each year for a three-year term. Directors may be removed without cause, but only by a vote of 80% of the shares entitled to vote at an election of our directors. Also, our articles of incorporation provide that the number of directors as fixed by our by-laws can only be changed by an 80% or more affirmative shareholder vote or an affirmative vote of a majority of our board of directors.

     Under our articles of incorporation, extraordinary transactions with any person or entity holding 10% or more of our voting stock or that person's affiliate or associate that would involve a change in our control, such as mergers and other acquisition transactions, may require the approval of holders of at least 80% of each class of our outstanding voting securities.


     Kentucky has adopted a type of anti-takeover statute known as a business combination statute that applies to some transactions in which we and any interested shareholder, or affiliates or associates of interested shareholders, might be a party. Under the statute, an "interested shareholder" means any person (other than us and our majority-owned subsidiaries):


-    who beneficially owns 10% or more of our outstanding voting stock, or

- who is one of our affiliates and at any time during the five-year period prior to the proposed business combination owned 10% or more of our outstanding voting stock.

     The business combination transactions covered by the business combination statute include, among other things, mergers, certain dispositions of assets, certain issuances and transfers of securities, certain recapitalizations and reorganizations, as well as other specified transactions involving us and an interested shareholder or its affiliates or associates.


     Subject to exceptions and qualifications, the business combination statute prohibits us from engaging in a business combination with an interested shareholder or its affiliates or associates for a period of five years following the date on which the shareholder became an interested shareholder, unless a majority of our independent directors approves the business combination before the shareholder becomes an interested shareholder.


     In  addition,   any  covered   business   combination  with  an  interested
shareholder must be approved by either:

- (1) the affirmative vote of at least 80% of the votes entitled to be cast by outstanding shares of our voting stock and (2) the affirmative vote of at least 2/3 of the votes entitled to be cast by holders of our voting stock other than voting stock beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination or beneficially owned by an affiliate or associate of such interested shareholder; or

- a majority of our "independent directors" that are also "continuing directors".

     An "independent director" is any director who is not one of our officers or full-time employees or an affiliate or associate of an interested shareholder or any of its affiliates. A "continuing director" is:

- any director who is not an affiliate or associate of an interested shareholder and who was a director before the interested shareholder became an interested shareholder, and

- any successor to a continuing director who is not an affiliate or associate of an interested shareholder and was recommended or elected by a majority of our other continuing directors at a meeting at which a quorum consisting of a majority of our other continuing directors was present.


     The foregoing vote requirements are not applicable in some instances if the consideration paid to our shareholders in the business combination transaction meets specific "fair price" determinations set forth in the Kentucky Business Corporation Act and certain other requirements regarding the payment of annual dividends and the amount of our stock acquired by the interested shareholder after it became an interested shareholder.



                                     EXPERTS

     The consolidated financial statements and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended June 30, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the Company's consolidated financial statements and include an explanatory paragraph referring to the Company's change effective July 1, 2002 in its accounting method for asset retirement obligations, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting and, (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                                  LEGAL OPINION

     The validity of the common stock will be passed upon for us by our special counsel, Stoll, Keenon & Park, LLP, 300 W. Vine Street, Suite 2100, Lexington, Kentucky 40507.

     The partnership of Stoll, Keenon & Park, LLP owns none of our common stock. Attorneys in the firm of Stoll, Keenon & Park, LLP representing us in connection with the registration and offering of these securities, and members of such attorneys' immediate families, own collectively approximately 8,450 shares of our common stock.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Kentucky law authorizes us to indemnify our directors and officers for liability they incur in connection with their actions as our directors or officers. This right to indemnification is subject to requirements, including in some cases that the action is undertaken in good faith and with a reasonable belief that the action is in the best interest of the corporation. In the case of criminal conduct by a director or officer, the right to indemnify is predicated on the director's or officer's having no reasonable cause to believe that the conduct was unlawful.

     Acting under this authority, we adopted a by-law requiring us to indemnify our officers and directors against any liability, provided such officer or director conducted himself or herself in good faith and reasonably believed the action to be in our best interests. In the case of criminal conduct, our obligation under our by-laws to indemnify is predicated on the director's or officer's having no reasonable cause to believe that the conduct was unlawful. Our by-laws also permit us to indemnify our officers and directors to the extent permitted under Kentucky law.

     Agreements with our officers also obligate us to indemnify the officers in a manner generally consistent with our by-laws, described in the immediately preceding paragraph. All officer agreements also obligate us to indemnify the officer to the full extent permitted under Kentucky law.

     The criteria for indemnification under Kentucky law and our by-laws and officer agreements are sufficiently broad to allow indemnification in some cases for liabilities incurred as a result of a violation of the Securities Act of 1933.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

34

     We have not authorized any person to give you any information or to make any representations not contained in this prospectus. If anyone gives you different information or makes inconsistent representations, you should not rely on them.

     You should assume that the information appearing in this prospectus, as well as information contained in any document incorporated by reference, is accurate as of the date of such document only.

     This prospectus does not constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. .

                               -------------------














































                              --------------------

                                   PROSPECTUS
                              --------------------

































                             December 14, 2005
                        ---------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.


     The following table sets forth all expenses in connection with the issuance and distribution of the securities being registered. All fees and expenses will be paid by us. Except for the registration fee, all the amounts shown are estimates.


     Registration Fee . . . . . . . . . . . . . . . . . . $      552

     Blue Sky Fees and Expenses . . . . . . . .                7,500

     Accounting Fees. . . . . . . . . . . . . . . . . .        5,500

     Legal Fees . . . . . . . . . . . . . . . . . . . . . .   15,000

     Printing . . . . . . . . . . . . . . . . . . . . . . . .  2,200

     Miscellaneous Expenses . . . . . . . . . . .              1,248
                                                             ---------

              Total . . . . . . . . . . . . . . . . . . . .   $32,000
                                                            ===========


Item 15.  Indemnification of Directors and Officers.

     Indemnification of directors and officers of Kentucky corporations is governed by Sections 271B.8-500 through 271B.8-580 of the Kentucky Revised Statutes (the "Act"). The Act also permits a corporation to provide insurance for directors and officers against claims arising out of their services in those capacities. We provide our directors and officers with indemnification insurance coverage with limits up to $20,000,000.00.

     Under the Act, a corporation may indemnify an individual against judgments, amounts paid in settlement, penalties, fines and reasonable expenses (including attorneys' fees) incurred by the individual in connection with any threatened or pending suit or proceeding or any appeal thereof (other than (1) an action by or in the right of the corporation in which the individual is adjudged liable to the corporation or (2) any proceeding charging improper personal benefit to the individual), whether civil or criminal, by reason of the fact that the individual is or was a director or officer of the corporation (or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind), if such director or officer:

(1)  acted in good faith;

(2)  which the director or officer reasonably believed:

     (a)  to be in the best interest of the corporation; and

     (b) in all cases not involving conduct in the director's or officer's official capacity, that the director's or officer's acts were at least not opposed to the best interest of the corporation; and

     (3) in criminal actions or proceedings only, the director or the officer must have had no reasonable cause to believe his or her conduct was unlawful.

     Under agreements with our officers, we have agreed to indemnify the officers against liability for actions taken by them in good faith while performing services for the registrant and have agreed to pay legal expenses arising from any such proceedings. Some of the officer agreements also obligate us to indemnify the officer to the full extent permitted by Kentucky law.

     Further, our by-laws have provisions requiring us to indemnify our officers and directors for actions taken in good faith and in the reasonable belief that such actions were in our (Delta's) best interests. Our by-laws also permit us to indemnify our officers and directors to the full extent permitted by law.
Article VII of the registrant's by-laws, entitled INDEMNIFICATION, provides as follows:


ARTICLE VII

Indemnification

7.1 Definitions. As used in this Article VII:

     (a) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal;

     (b) "Party" includes a person who was, is or is threatened to be made a named defendant or respondent in a Proceeding;

     (c) "Expenses" include attorneys' fees;

     (d)  "Officer"  means  any  person  serving  as  Chairman  of the  Board of
Directors,   President,   Vice-President,   Treasurer,  Secretary  or  Assistant
Secretary of the Corporation; and

     (e) "Director" means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, limited liability company, registered limited liability partnership, joint venture, association, trust, employee benefit plan or other enterprise. A Director shall be considered serving an employee benefit plan at the request of the Corporation if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

7.2 Indemnification by Corporation.

     (a) The Corporation shall indemnify any Officer or Director who is made a Party to any Proceeding by reason of the fact that such person is or was an Officer or Director if:

          (1) Such Officer or Director conducted himself or herself in good faith; and

          (2) Such Officer or Director reasonably believed:

               (i) In the case of conduct in his or her official capacity with the Corporation, that his or her conduct was in the best interests of the Corporation; and

               (ii) In all other cases, that his or her conduct was at least not opposed to the best interests of the Corporation; and

          (3) In the case of any criminal Proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

     (b) A Director's conduct with respect to an employee benefit plan for a purpose he or she reasonably believes to be in the interest of the participants in and beneficiaries of the plan shall be conduct that satisfies the requirement of Section 7.2 (a)(2)(ii) of these Bylaws.

     (c) Indemnification shall be made against judgments, penalties, fines, settlements and reasonable expenses, including legal expenses, actually incurred by such Officer or Director in connection with the Proceeding, except that if the Proceeding was by or in the right of the Corporation, indemnification shall be made only against such reasonable expenses and shall not be made in respect of any Proceeding in which the Officer or Director shall have been adjudged to be liable to the Corporation. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, by itself, be determinative that the Officer or Director did not meet the requisite standard of conduct set forth in this Section 7.2.

     (d) (1) Reasonable Expenses incurred by an Officer or Director as a Party to a Proceeding with respect to which indemnity is to be provided under this
Section 7.2 shall be paid or reimbursed by the Corporation in advance of the final disposition of such Proceeding provided:

               (i) The Corporation receives (I) a written affirmation by the Officer or Director of his good faith belief that he or she has met the requisite standard of conduct set forth in this
                    Section 7.2, and (II) the Corporation receives a written undertaking by or on behalf of the Officer or Director to repay such amount if it shall ultimately be determined that he or she has not met such standard of conduct; and

               (ii) The  Corporation's  Board of Directors (or other appropriate decision maker for the Corporation) determines that the facts then known to the Board of Directors (or decision maker) would not preclude indemnification under Kentucky law.

          (2) The undertaking required herein shall be an unlimited general obligation of the Officer or Director but shall not require any security and shall be accepted without reference to the financial ability of the Officer or Director to make repayment.

          (3) Determinations and authorizations of payments under this Section 7.2(d) shall be made in the manner specified in Section 7.2(e) of these Bylaws.

     (e) (1) The Corporation shall not indemnify an Officer or Director under this Section 7.2 unless authorized in the specific case after a determination has been made that indemnification of the Officer or Director is permissible in the circumstances because he or she has met the standard of conduct set forth in this Section 7.2.

          (2)  Such determination shall be made:

               (i) By the Corporation's Board of Directors by majority vote of a quorum consisting of directors not at the time Parties to the Proceeding;

               (ii) If a quorum cannot be obtained  under Section  7.2(e)(2)(i), by majority vote of a committee duly designated by the Corporation's Board of Directors (in which designation directors who are Parties may participate), consisting solely of two (2) or more directors not at the time Parties to the Proceeding; or

               (iii) By special legal counsel:

                    (I)  Selected by the Corporation's Board of Directors or its
                         committee   in  the  manner   prescribed   in  Sections
                         7.2(e)(2)(i) and (ii); or

                    (II) If a  quorum  of  the  Board  of  Directors  cannot  be obtained under Section 7.2(e)(2)(i) and a committee cannot be designated under Section 7.2(e)(2)(ii), selected by a majority vote of the full Board of Directors (in which selection directors who are Parties may participate); or

          (3) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of Expenses shall be made by those entitled under
               Section 7.2(e)(2)(iii) to select counsel.

7.3 Further  Indemnification.  Notwithstanding any limitation imposed by Section
7.2 or elsewhere and in addition to the indemnification set forth in Section 7.2, the Corporation, to the full extent permitted by law, may agree by contract or otherwise to indemnify any Officer or Director and hold him or her harmless against any judgments, penalties, fines, settlements and reasonable expenses actually incurred or reasonably anticipated in connection with any Proceeding in which any Officer or Director is a Party, provided the Officer or Director was made a Party to such Proceeding by reason of the fact that he or she is or was an Officer or Director of the Corporation or by reason of any inaction, nondisclosure, action or statement made, taken or omitted by or on behalf of the Officer or Director with respect to the Corporation or by or on behalf of the Officer or Director in his or her capacity as an Officer or Director.

7.4 Insurance. The Corporation may, in the discretion of the Board of Directors, purchase and maintain or cause to be purchased and maintained insurance on behalf of all Officers and Directors against any liability asserted against them or incurred by them in their capacity or arising out of their status as an Officer or Director, to the extent such insurance is reasonably available. Such insurance shall provide such coverage for the Officers and Directors as the Board of Directors may deem appropriate.

Item 16. Exhibits.

Exhibit

4(a) Registrant's   Amended  and   Restated   Articles  of   Incorporation   are
     incorporated herein by reference to Exhibit 4(a) to Delta's Registration Statement on Form S-2 (Reg. No. 333-0431) dated April 4, 2003.

4(b) Registrant's  Amended and Restated By-Laws are incorporated by reference to
     Exhibit 3(ii) to Registrant's Form 10-K (File No. 000-08788) for the period ended June 30, 2005.

4(c) The Indenture  dated  September 1, 1993 in respect of 6 5/8% Debentures due
     October 1, 2023, is incorporated herein by reference to Exhibit 4(e) to Delta's Form S-2 dated September 2, 1993.

4(d) The Indenture dated March 1, 1998 in respect of 7.15%  Debentures due April
     1, 2018, is incorporated herein by reference to Exhibit 4(d) to Delta's Form S-2 dated March 11, 1998.

4(e) The  Indenture  dated  January  1, 2003 in  respect  of 7%  Debentures  due
     February 1, 2023, is incorporated herein by reference to Exhibit 4 (d) to Delta's Form S-2 dated October 30, 2002.

5    Opinion of Stoll, Keenon & Park concerning legality, filed herewith.

12 Statements re computation of ratios is incorporated by reference to Delta's 10-K filed as of June 30, 2005.

23(a) Consent of Deloitte & Touche LLP, filed herewith.

23(b)Consent of Stoll, Keenon & Park, LLP is contained in its opinion letter filed as Exhibit 5.

24 Power of Attorney is included with the signature page in Part II of this filing.

99(a)Amended  and  Restated  Dividend   Reinvestment  and  Stock  Purchase  Plan
     Authorization Form, filed herewith.

99(b)Amended and Restated Dividend Reinvestment and Stock Purchase Plan, filed herewith.


Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

               (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

               (B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement .

               (C) Provided  further,  however,  that  paragraphs  (a)(1)(i) and
          (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (17 CFR 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this Chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

     (i) If the registrant is relying on Rule 430B;

               (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

               (B)  Each  prospectus  required  to be  filed  pursuant  to  Rule
          424(b)(2), (b)(5), or (b)(7) as part of a registration in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(I)(i),
          (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

          (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

               (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

               The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.

          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWERS OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winchester, State of Kentucky, on the 13th day of December, 2005.

                                    DELTA NATURAL GAS COMPANY, INC.

                                    By: /s/Glenn R. Jennings
                                        --------------------
                                        Glenn R. Jennings, Chairman of
                                        the Board, President and
                                        Chief Executive Officer

-------------------------

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glenn R. Jennings, John F. Hall, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/Glenn R. Jennings             Chairman of the Board,      December 13, 2005
 --------------------            President and Chief
  Glenn R. Jennings              Executive Officer


/s/John F. Hall                  Vice President -            December 13, 2005
 ----------------                Finance, Secretary
   John F. Hall                  and Treasurer
                                 (Principal Financial
                                  Officer)

/s/John B. Brown                  Vice President -           December 13, 2005
  ----------------                Controller
   John B. Brown                 (Principal Accounting
                                  Officer)


/s/Donald R. Crowe                Director                   December 13, 2005
 ------------------
   Donald R. Crowe


/s/Billy Joe Hall                  Director                  December 13, 2005
 -----------------
   Billy Joe Hall


_________________________          Director                  __________________
   Jane H. Green


/s/Lanny D. Greer                  Director                  December 13, 2005
 -----------------
   Lanny D. Greer


/s/Michael J. Kistner              Director                  December 13, 2005
 ---------------------
   Michael J. Kistner


/s/Lewis N. Melton                 Director                  December 13, 2005
 ------------------
   Lewis N. Melton


/s/Harrison D. Peet                Director                  December 13, 2005
 -------------------
   Harrison D. Peet


/s/Arthur E. Walker, Jr.           Director                  December 13, 2005
 ------------------------
   Arthur E. Walker, Jr.


/s/Michael R. Whitley              Director                  December 13, 2005
 ---------------------
   Michael R. Whitley

                                  EXHIBIT INDEX


Exhibit

     4(a) Registrant's  Amended  and  Restated  Articles  of  Incorporation  are
          incorporated herein by reference to Exhibit 4(a) to Delta's Registration Statement on Form S-2 (Reg. No. 333-0431) dated April 4, 2003.

     4(b) Registrant's   Amended  and  Restated   By-Laws  are  incorporated  by
          reference to Exhibit 3(ii) to Registrant's Form 10-K (File No. 000-08788) for the period ended June 30, 2005.

     4(c) The Indenture dated September 1, 1993 in respect of 6 5/8% Debentures due October 1, 2023, is incorporated herein by reference to Exhibit 4(e) to Delta's Form S-2 dated September 2, 1993.

     4(d) The Indenture  dated March 1, 1998 in respect of 7.15%  Debentures due
          April 1, 2018, is incorporated herein by reference to Exhibit 4(d) to Delta's Form S-2 dated March 11, 1998.

     4(e) The Indenture  dated  January 1, 2003 in respect of 7% Debentures  due
          February 1, 2023, is incorporated herein by reference to Exhibit 4 (d) to Delta's Form S-2 dated October 30, 2002.

     5    Opinion of Stoll, Keenon & Park concerning legality, filed herewith.

     13 Statements re computation of ratios is incorporated by reference to Delta's 10-K filed as of June 30, 2005.

     23(a) Consent of Deloitte & Touche LLP, filed herewith.

     23(b)Consent of Stoll, Keenon & Park, LLP is contained in its opinion letter filed as Exhibit 5.

     24 Power of Attorney is included with the signature page in Part II of this filing.

     99(a)Amended and Restated  Dividend  Reinvestment  and Stock  Purchase Plan
          Authorization Form, filed herewith.

     99(b)Amended and Restated Dividend Reinvestment and Stock Purchase Plan, filed herewith.

                                                                      EXHIBIT 5

                            STOLL, KEENON & PARK, LLP
                         300 West Vine Street, Ste. 2100
                            Lexington, Kentucky 40507

                                December 14, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

           Re:              Delta Natural Gas Company, Inc.
                            Registration Statement on Form S-3

Ladies and Gentlemen:

     We are acting as counsel to Delta Natural Gas Company, Inc. ("Delta"), a Kentucky corporation, in connection with the issuance and sale by Delta of up to 200,000 shares of common stock, $1 par value (the "Common Stock"). A Registration Statement on Form S-3 with respect to the Common Stock has been filed by Delta with the Securities and Exchange Commission.

     In our capacity as such counsel to Delta, we have familiarized ourselves with the corporate affairs of Delta and are familiar with the actions taken by Delta in connection with the aforementioned issuance and sale. We have examined the original or certified copies of all such records and plans of Delta and all such certificates of public officials and such other documents as we deem relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostatic copies.

     Based on the foregoing, it is our opinion that:

     1. Delta is a corporation and validly existing under the laws of the Commonwealth of Kentucky.

     2. The Common Stock has been legally authorized by Delta and will, when sold, be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name under "Legal Opinion" in the Prospectus constituting part of the Registration Statement.

                                             Very truly yours,

                                             /s/ Stoll, Keenon & Park, LLP

                                                                   Exhibit 23(a)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated August 3, 2005, relating to (1) the consolidated financial statements of Delta Natural Gas Company, Inc. (which report expresses an unqualified opinion on the Company's consolidated financial statements and includes an explanatory paragraph referring to the Company's change effective July 1, 2002 in its accounting for asset retirement obligations), and (2) management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Delta Natural Gas Company, Inc. for the year ended June 30, 2005 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
December 13, 2005

                                                                   EXHIBIT 99(a)
Delta Natural Gas Company, Inc. Amended and Restated
Dividend Reinvestment and Stock Purchase Plan
(the "Plan") Authorization Form

To:      Computershare Investor Services, LLC
         P. O. Box 2388
         Chicago, IL  60690-2388



I wish to participate in the Plan and hereby appoint you to act as my agent for this purpose subject to the Terms and conditions of the Plan as set forth in Delta's current Prospectus, a copy of which I have received. I authorize you to apply any Optional Investment accompanying this form and all future cash dividends payable to me and receive by you on shares of Delta's Common Stock registered in my name to the extent indicated on the reverse side of this form, to the purchase of full and fractional shares of Delta's Common Stock for my account.

THIS IS NOT A PROXY


PLEASE PRINT
FULL NAME:                 _________________________________

MAILING ADDRESS:           _________________________________
--------------------------------------------------------------------------------

SOCIAL SECURITY NO:        _________________________________

DAYTIME PHONE NO.:         _________________________________


Please sign exactly as your name(s) appear(s) in the Company's shareholder records.

-------------------------------
SHAREHOLDER

--------------------------------
SHAREHOLDER

--------------------------------
DATE

I wish to participate in Delta's Dividend Reinvestment and Stock Purchase Plan. I choose the following investment option:

                         AUTOMATIC DIVIDEND REINVESTMENT

Check only one box:

[ ] Full Dividend Reinvestment: to reinvest all cash dividends on all shares of the Company's Common Stock now or subsequently registered in my name.


[ ] Percent Dividend Reinvestment: to reinvest ____% of all cash dividends on all shares of the Company's Common Stock now or subsequently registered in my name. The remainder of all such cash dividends will be sent directly to me.



                               OPTIONAL INVESTMENT


I wish to make an optional cash payment of $_______ (at least $25 but not more than $50,000 per year). My check made payable to Computershare Investor Services, LLC is enclosed.


                                   TERMINATION

I understand that I may terminate my participation at any time by appropriate written notice to Computershare Investor Services, LLC, P. O. Box 2388, Chicago, IL 60690-2388.

                                                                  EXHIBIT 99(b)

                          AMENDED AND RESTATED DIVIDEND
                      REINVESTMENT AND STOCK PURCHASE PLAN

                                NOVEMBER 17, 2005


Purpose

     The Plan offers participants a convenient method of investing all or part of their dividends in additional shares of the common stock of Delta Natural Gas Company, Inc., (the "Company"), without payment of service charge or brokerage commission. Participants may also make additional, voluntary cash payments ("Optional Investment") to the Plan of up to $50,000.00 in any calendar year to purchase additional shares of the Company's common stock,

Eligibility

     Any holder of record of the Company's common stock ("Shareholder") is eligible to participate in the Plan.

     Beneficial owners of common stock whose shares are acquired or held for them in registered names other than their own, such as in the names of brokers, bank nominees or trustees, must take appropriate steps to become a holder of record to qualify for Plan participation.

Administration

     The Plan is administered by the Dividend Reinvestment Plan Committee (the "Committee"), which is appointed by the Board of Directors of the Company. The Committee determines the rights of participants in accordance with the Plan. It may adopt such rules and regulations as it deems appropriate to promote the objectives of the Plan.

     ALL REQUESTS FOR INFORMATION REGARDING THE PLAN SHOULD BE ADDRESSED TO:

                  DELTA NATURAL GAS COMPANY, INC.
                  Dividend Reinvestment Plan Committee
                  3617 Lexington Road
                  Winchester, KY 40391

     The Dividend Reinvestment and Stock Purchase plan administrator under the Plan is Computershare Trust Company, Inc. (the "plan administrator"). The plan administrator is responsible for investing participants' funds and keeping continuous records of participants' accounts. The plan administrator will send the participants statements of accounts at least quarterly and perform other duties for Plan participants as needed.

     All written notices concerning the Plan should be mailed to the plan administrator at the following address:

                  COMPUTERSHARE TRUST COMPANY, INC.
                  P. O. Box 3309
                  Chicago, IL  60690

Participation

     In order to participate, a Shareholder must complete an Authorization Form, provided by the Company, and deliver it to:

                  COMPUTERSHARE TRUST COMPANY, INC.
                  P. O. Box 3309
                  Chicago, IL  60690

     Authorization Forms may be obtained from the plan administrator or the Company on request. The Authorization Form is also available online at www.computershare.com .

     The Authorization Form provides for the reinvestment of dividends through the following investment options:

     (1) Full Dividend Reinvestment - directs the Company to reinvest in accordance with the Plan all cash dividends on all shares of the Company's common stock then or subsequently registered in the participant's name; or

     (2) Percentage Dividend Reinvestment - directs the Company to reinvest in accordance with the Plan a percentage, specified by the participant, of all cash dividends on all shares of the Company's common stock then or subsequently registered in the participant's name. The remainder of all such cash dividends, after the percentage specified by the participant to be reinvested is deducted, will be sent directly to the participant.

     A participant in the Plan may change investment options by completing a new Authorization Form and returning it to the plan administrator.

     At any time a participant may make Optional Investments to their Plan account in a minimum amount of $25.00 per payment. Optional Investments must be made in whole dollar increments and are limited to a maximum of $50,000.00 in any calendar year. The amount of Optional Investment payments need not be the same, and there is no obligation to make Optional Investments.

     Shareholders may join the Plan at any time, subject to the following. If the Authorization Form is received by the plan administrator on or before the record date for the payment of the next dividend, that dividend will be invested in additional shares of common stock for the applicant's Plan account. If the Authorization Form is received in the period between any dividend record date and payment date, that dividend will be paid in cash, and the Shareholder's initial dividend reinvestment will be delayed until the following dividend.

     Any Optional Investment received by the plan administrator less than five days prior to the "Pricing Date" in any month will not be invested by the plan administrator until the Pricing Date in the next month. In any month in which the Company pays dividends, the Pricing Date for that month shall be the day such dividends are paid. In other months, the Pricing Date shall be the fifteenth (15th) day of the month. If, however, the day on which dividends are paid or the 15th day of the month, as the case may be, is not a business day or if there were no reported sales on such day, the Pricing Date shall be the day immediately prior to the day on which dividends are paid or the 15th day of the month, as the case may be, when there were reported sales of the Company's common stock.

     Payments of Optional Investments may be made by completing an Authorization Form and forwarding it to the plan administrator together with a check or money order made payable to Computershare. The entire amount of such payments, less the transaction fee described in the immediately following paragraph, will be invested by the plan administrator in accordance with the Plan in full and fractional shares to three decimal places.

     Computershare will charge a $5.00 transaction fee for each Optional Investment made by check or money order. A participant may authorize automatic deductions by Computershare from a participant's bank account, and transaction fees on Optional Investments executed by such automatic deduction will be $1.50 per transaction.

     If, prior to the time the plan administrator invests a participant's Optional Investment in the Company's common stock, a participant's check for such Optional Investment is returned unpaid or the automatic deduction is for any reason not properly effected, participant's instructions to make the Optional Investment in the Company's common stock shall be considered null and void. If, however, after the time the plan administrator invests a participant's Optional Investment in the Company's common stock, a participant's check for such Optional Investment is returned unpaid or the automatic deduction is for any reason not properly effected, the plan administrator shall sell a sufficient number of shares from the participant's account to cover the price paid by the plan administrator for the shares purchased on behalf of participant's Optional Investment, plus applicable fees associated with the liquidation of the shares. In addition to the normal transaction fees charged when the plan administrator sell participants' shares (see Sales), the fees in such cases shall also include an additional $25 processing fee.

     Any payment received for an Optional Investment which is less than the $25 required minimum payment or results in a total of Optional Investments in excess of $50,000.00 per calendar year will be promptly returned to the participant.

     On written request, a participant may receive the return of any Optional Investment cash payment if the request is received by the plan administrator no less than forty-eight (48) hours before such payment is to be invested.

Purchasing Shares

     No brokerage fees are charged on any dividend reinvestment. Optional Investments are subject to a transaction fee, described above.

     Shares purchased under the Plan will come from the authorized but unissued shares of Company common stock. Shares will not be purchased in the open market.

     Cash dividends for which dividend reinvestment is authorized are automatically invested by the plan administrator in common stock of the Company on the dividend payment date. That date is the "Pricing Date" for shares purchased with reinvestment dividends.

     Optional Investment cash payments are invested monthly to purchase shares of the Company's common stock.

     Pricing Dates for Optional Investments shall be monthly. In any month in which the Company pays dividends, the Pricing Date for Optional Investments for that month shall be the date the Company pays its dividends. In other months, the Pricing Date for Optional Investments shall be the fifteenth (15th) day of the month. If, however, the day on which dividends are paid or the 15th day of the month, as the case may be, is not a business day or if there were no reported sales on such day, the Pricing Date shall be the day immediately prior to the day on which dividends are paid or the 15th day of the month, as the case may be, when there were reported sales of the Company's common stock. Any Optional Investments received by the plan administrator less than five (5) days prior to the Pricing Date shall not be invested until the Pricing Date of the next month.

     NO INTEREST IS PAID ON OPTIONAL INVESTMENT CASH PAYMENTS RECEIVED AND HELD PENDING INVESTMENT. ACCORDINGLY, IT IS IN THE BEST INTEREST OF PARTICIPANTS TO DEFER OPTIONAL INVESTMENT CASH PAYMENTS UNTIL SHORTLY BEFORE THE INVESTMENT DATE.

     Notwithstanding this investment schedule, shares purchased under the Plan may, for administrative purposes, be issued on or as of a date up to one week after the related Pricing Date.

     The price of common stock purchased under this Plan will be the average of the high and low sale prices of the Company's common stock as reported on the National Association of Securities Dealers Automated Quotation System (NASDAQ) National Market System on the Pricing Date, except that shares will not be issued for less than their par value of one dollar ($1.00) per share.

     The number of shares of the Company's common stock purchased by participants depends on the amount of cash dividends and Optional Investment cash payments available for investment and the price of the shares. Each participant's account is credited with that number of shares, including fractions computed to three decimal places, equal to the total amount invested by the participant divided by the purchase price.

     All shares purchased through the Plan on behalf of a participant, whether purchased pursuant to dividend reinvestment or Optional Investment, will be held by the plan administrator in a participant's Plan account until certificates are issued. The number of shares credited to a participant's account under the Plan is shown on the participant's statement of account.

     Upon written request by a participant, certificates for shares of Company's common stock purchased under the Plan and held by the plan administrator in the participant's account will be issued to the participant. Certificates for fractional shares will not be issued, however, and any fractional shares held in Plan accounts will remain in the Plan account unless a participant requests in writing that he or she receive the cash value of any such fractional share. The issuance of certificates does not affect the participant's continuation in the Plan in any way.

     Shares credited to the account of a participant under the Plan may not be assigned or pledged as collateral. A participant who wishes to pledge these shares must request that certificates for the shares be issued in the participant's name.

     Each account in the Plan will be maintained in the same manner as the Company's shareholder account at the time the participant entered the Plan. Consequently, certificates for full shares will be similarly registered when issued.

     Upon written request by a participant to the Company or plan administrator, all or any portion of the shares held in the participant's Plan account will be transferred, as directed, to the Plan account of any other person. Prior to completing such transfer, the plan administrator may request reasonable accompanying documentation necessary to satisfy all state and federal laws and facilitate the orderly and efficient transfer of such shares.

     Upon written request and submission of appropriate documents, including, where applicable, stock powers, certificates issued with respect to shares held in the Plan can also be registered in names other than that of the participant subject to compliance with any applicable laws and the payment by the participant of any applicable taxes.

Sales

     Participants may instruct Computershare to sell all or a portion of their shares held in the Plan. Instructions to sell may be sent via telephone through Computershare's automated Interactive Voice Response system 1-888-294-8217. Participants may also transmit their instructions to sell online to
www.computershare.com or by mail using the transaction form included in quarterly statements. Written instructions should be sent to Computershare, P.O. Box 3309, Chicago, IL 60690. Sale instructions are processed promptly, but not later than five business days after receipt, assuming, however, that the relevant markets are open, and sufficient market liquidity exists, and no deferral under applicable federal or state laws or regulation is required. All sale instructions are final and cannot be modified, stopped or cancelled after Computershare has received the request.

     Computershare sells Plan shares in the open market through a broker. The transaction price to participants for sales of shares is the weighed average price of all shares sold for each aggregate order placed by Computershare through its broker on behalf of participants less transaction fees. Each sale will entail a transaction fee of $10.00 per transaction plus $.07 per share sold. Fees are deducted from the proceeds derived from the sale.

Statements

     As soon as practicable after each calendar quarter, a statement will be mailed to the participants advising them of their investment. These statements are the participants' continuing record of cost information and should be retained for tax purposes.

     Each new participant will receive any amendments or supplements to the Plan, quarterly and annual reports, proxy statements and tax notices covering both directly held and Plan shares. However, participants will not receive duplicate mailings where the same materials are furnished as a result of their direct ownership of shares.

Dividends, Stock Splits and Rights Offerings

     The Company pays dividends, as declared, to the record holders of all of its common stock. Shares purchased under the Plan will participate equally with other shares of common stock in all cash dividends, stock dividends, and stock splits declared after the date of purchase.

     Cash dividends declared on shares held in Plan accounts are added to all other cash dividends declared on all common stock registered in a participant's name and are administered in accordance with the directions contained in the participant's Authorization Form.

     Any stock dividends or splits on shares purchased under the Plan for which certificates have not been issued to the participant will be credited to the participant's Plan account and administered in accordance with the directions contained in the participant's Authorization Form.

     Participants receive cash and stock dividends on fractions of shares, as well as whole shares, purchased under the Plan.

     Stock dividends and splits declared on shares held in participants' names individually will be issued directly to the participants individually on the payment date.

     In the event the Company makes a rights offering of any of its securities to shareholders of common stock, the plan administrator will promptly sell on the open market the rights attributable to all of the shares held in participants' Plan accounts. The plan administrator will then credit each participant's Plan account with his or her proportionate share of the proceeds of that sale, and those proceeds will be invested as Optional Investments on the next Pricing Date. All participants will be notified by the Company of any such rights offering. Therefore, any participant who wishes to exercise his or her rights will be required to instruct the plan administrator to withdraw that participant's Plan shares from the Plan prior to the record date for the rights distribution.

Voting

     All shares owned by a participant may be voted by the participant in the same manner as shareholders not participating in the Plan.

Termination of the Plan or Participation in the Plan

     A participant can terminate participation in the Plan at any time by written notice to:

                  COMPUTERSHARE TRUST COMPANY, INC.
                  P. O. Box 3309
                  Chicago, IL  60690

     Such notice is effective on the date it is received by the plan administrator. Such notice, however, must be received by the plan administrator at least 15 days prior to a dividend record date in order to make the termination effective on that dividend record date. If notice to terminate is received by the plan administrator less than 15 days prior to a dividend record date, that dividend is reinvested according to the terms of the Plan, and the termination notice takes effect immediately after the payment date of that dividend. All subsequent dividends are paid directly to the shareholder, unless the shareholder re-enrolls in the Plan.

     Upon such termination, the participant will receive (a) cash equal to the value of any fractional share held in the participant's Plan account; and (b) a certificate for all full shares held in the participant's account.

     When participants own no common stock of the Company other than fractional shares in their Plan accounts, the Company is authorized to terminate such participation in the Plan and send cash equal to the value of fractional shares, as outlined above.

     Generally, an eligible shareholder may again become a participant in the Plan at any time. However, the Company reserves the right to reject any Authorization Form from a previous participant on the grounds of excessive joining and termination. Such reservation is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term shareholder investment service.

     The Company in its absolute discretion may terminate the Plan at any time upon 30 days notice to participants. Upon such termination, participants will receive a certificate for all full shares held in their Plan account and cash equal to the value of any fractional shares held in their Plan account.

Tax Consequences and SEC Reporting

     Neither the Company nor the plan administrator shall be responsible for the listing of any securities purchased under this Plan or in their possession for the purposes of ad valorem taxes or for compliance with the rules or regulations of the Securities and Exchange Commission (the "SEC"). The preparation and payment of all taxes and all SEC reporting requirements remain the sole responsibility of the participant.

     Since each participant's tax consequences may be different, the participant is advised to consult with the participant's own tax advisors.

Other Information

     Except for transaction fees on Optional Investments and transaction and broker's fees when Computershare arranges the sale of a participant's shares from the Plan, all costs of administering the Plan are paid by the Company.

     The Company reserves the right to make modifications to the Plan. Any modification will be announced to participating shareholders at least thirty
(30) days prior to its effective date.

     The participant bears the risk of loss and the benefits of gain from market price changes with respect to all shares. The Company cannot guarantee that shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price.

     In performing its duties under the Plan, the Company is not liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon the participant's death, the prices or timing at which shares are purchased under the Plan or fluctuations in market value of shares.

     The Company reserves the right to interpret and regulate the plan as deemed desirable or necessary in connection with its operation.